          Exhibit 99.1

Dec. 12, 2007

FOR IMMEDIATE RELEASE

Contacts:
Bob Denham	Jeff Nichols
Senior Vice President	Vice President
Corporate Communications	Corporate Communications
(336) 733-1475	(336) 733-1472

WilcoHess president named BB&T director

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected Stephen Williams, president and majority owner of A.T. Williams Oil Company based here, to the corporate board. Williams, 48, also serves as president of WilcoHess LLC, a joint venture between A.T. Williams and Hess Corporation.

     “We can only benefit as a board from Steve’s business acumen, leadership and work ethic,” said BB&T Chairman and Chief Executive Officer John Allison. “His dedication and long-standing affiliation and knowledge of our company will make Steve a tremendous asset.”

     Williams oversees the daily operations of a chain of 348 gas stations, convenience stores, restaurants, and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania and the Carolinas.

     “We’ve been BB&T customers – both the Williams family and WilcoHess – since BB&T merged with Southern National Bank in 1995,” Williams said. “We value our relationship with BB&T and have always admired the leadership of the bank. It is an honor and a privilege to serve on the board of one of the leading financial institutions in the United States.”

     Williams, a graduate of the University of North Carolina at Chapel Hill, previously served on BB&T’s local advisory board for Winston-Salem. He is also a board member of the Winston-Salem Alliance, Winston-Salem Business Inc. and Wake Forest University Health Sciences.

     Williams’ father, Arthur “Tab” Williams Sr., is a former member of the BB&T Corp. board. He founded A.T. Williams Oil Company in 1963.

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      “As a client and shareholder, I’ve been very impressed with BB&T even before the days when my father was a board member,” Williams said. “Much like A. T. Williams, this is a company with humble beginnings that has grown into a major player in its industry.”

     WilcoHess has seen rapid growth in recent years, including the purchase in 2004 of 50 locations in North Carolina from the former Service Distributing Co., and a 2005 merger with Trade Oil Company of Greenville, N.C., which operated 101 convenience stores in eastern North Carolina.

     BB&T Corporation last added a director in January 2005 when Project HOPE Chairman and CEO John Howe joined the board. The corporate board will have 15 members following the retirement of Rhone Sasser on Dec. 31.

     With $130.8 billion in assets, Winston-Salem, N.C.-based BB&T Corporation (NYSE: BBT) is the nation’s 14th largest financial holding company. It operates more than 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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